SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): May 31, 2006

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2006, Alpharma Inc. (the "Company") and Dean Mitchell entered into an Employment Agreement ("Agreement"), setting forth the terms of his employment as President and Chief Executive Officer of the Company, commencing on July 1, 2006. Mr. Mitchell will also be appointed as a director of the Company as of July 1. The key terms of the Agreement are as follows:

• Mr. Mitchell's will receive an annual base salary of $625,000 and an annual executive allowance of $35,000.

• Mr. Mitchell will receive a signing bonus of $100,000 to be paid in two equal installments; the first installment to be paid within three weeks after his employment commencement date and the second installment to be paid 6 months after such date, or earlier upon his termination in certain circumstances.

• Mr. Mitchell will be eligible to participate in the Company's Short Term Incentive Program, with a bonus target equal to 100% of his annual base salary. He will be eligible for a bonus for the 2006 performance year as if he had been employed for the full 2006 fiscal year.

• Within 5 business days after his employment commencement date, Mr. Mitchell will receive a nonqualified stock option to purchase 100,000 shares of the Company's Class A Common Stock with a grant/exercise price equal to the Company's closing stock price on the date of the grant. The options will vest in 25% increments on the first four anniversary dates of Mr. Mitchell's commencement of employment. All vested options shall remain exercisable through the tenth anniversary date of the grant, or if earlier, for a period ending 90 days after termination of his employment (or 30 days if terminated for Cause (as such term is defined in the Agreement)).

• Within 5 business days after his employment commencement date, Mr. Mitchell will receive 40,000 restricted shares of the Company's Class A Common Stock which shall vest 100% on the third anniversary date of the grant date, or if earlier, upon his termination of employment by the Company Without Cause, or by him for Good Reason or as a result of death, a Disability Termination or retirement (as such terms are defined in the Agreement).

• Mr. Mitchell will be entitled to severance benefits if the Company terminates his employment without Cause or if he terminates his employment for Good Reason. The severance benefits consist of (a) 24 months of base salary continuation ("Salary Continuation") and (b) 2 times his target bonus (which shall be 100% of his annual base salary) paid in equal installments during the Salary Continuation period.

• In connection with a Change in Control (as defined in the Agreement, Mr. Mitchell shall be entitled to receive the following benefits if his employment is terminated by the Company for any reason other than for Cause (as defined in the Agreement) or by him for Good Reason, concurrent with, or within three months prior to or two years after, a Change in Control (as defined in the Agreement): (a) lump sum payment equal to 36 months of base salary and (b) 3 times his target bonus (which shall be 100% of his annual base salary).

• Upon a Change in Control, all outstanding stock options held by Mr. Mitchell shall become immediately vested and shall remain exercisable for the remainder of the original term of the option, provided that (i) he is an employee on such date or (ii) his employment has been terminated within three months before or concurrent with a Change in Control.

Concurrent with a Change in Control or within three months before or two years after the date of Change in Control, if there is a termination of Mr. Mitchell by the Company for any reason other than for Cause or a termination by Mr. Mitchell for Good Reason, all unvested restricted stock held by him immediately prior to the date of such triggering event, shall immediately vest. Additionally, upon a Change in Control followed by the purchase or other acquisition by the entity effecting such Change in Control of all or substantially all of the issued and outstanding Class A and Class B common stock of the Company, all unvested restricted stock held by Mr. Mitchell immediately prior to the date of such triggering event, shall immediately vest.

• Upon termination by the Company Without Cause or termination by Mr. Mitchell for Good Reason, he shall receive a pro rata bonus for the year of termination based on actual results and the relative period of the year during which he was employed.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of that Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On June 1, 2006, Ingrid Wiik announced that she will retire as President and Chief Executive Officer of the Company, effective as of June 30, 2006. Ms. Wiik will continue in her position as a member of the Board of Directors of the Company.

(c) As described in Item 1.01 above, on May 31, 2006, the Company entered into an agreement with Dean Mitchell to succeed Ms. Wiik as President and Chief Executive Officer of the Company, effective as of July 1, 2006. Mr. Mitchell, age 50, will also join the Board upon commencement of his employment. There is no family relationship between Mr. Mitchell and any of the Company's directors or other executive officers.

Mr. Mitchell served as President and Chief Executive Officer of Guilford Pharmaceuticals Inc. from December 2004 through its acquisition by MGI Pharma in October 2005. Prior to Guilford Pharmaceuticals, he held senior management positions with Bristol-Myers Squibb Company, including President, International Pharmaceuticals, President, U.S. Primary Care, and Vice President, Strategy since 2001 and was employed from 1987 through 2001 with GlaxoSmithKline and its predecessor business, most recently as Senior Vice President, Clinical Development and Product Strategy.

Mr. Mitchell currently serves as a member of the Board of Directors of Ista Pharmaceuticals Inc. and MGI Pharma, Inc.

Item 9.01. Financial Statement and Exhibits

c) Exhibits.

10.1 Employment Agreement, between the Company and Dean Mitchell, dated as of May 30, 2006, is filed as an Exhibit to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: June 5, 2006